Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-155794 and 333-143865 on Form S-3 of our report dated March 2, 2009, relating to the consolidated financial statements and financial statement schedule of United Air Lines, Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the Company’s emergence from bankruptcy and a change in accounting for share based payments) appearing in this Annual Report on Form 10-K of United Air Lines, Inc. for the year ended December 31, 2008.

/s/  Deloitte & Touche, LLP
Chicago, Illinois
March 2, 2009